Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 dated November 22, 2021, of our report dated March 31, 2021, relating to the consolidated financial statements of Jaguar Health, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in convertible preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020. We also consent to the reference to our Firm under the caption “Experts.”

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 22, 2021